EXHIBIT 10.7D

AMENDMENT NUMBER 4 TO SOFTWARE LICENSING AGREEMENT

This Amendment Number 4 to Software License Agreement (the “Amendment”), dated July 14, 2004 (the “Effective Date”), amends the terms of the Software License Agreement dated April 26, 2002, including any and all previous amendments thereto (the “Agreement”) by and between Altiris, Inc. (“Licensor”) and Dell Products L.P. (“Dell”). Unless specifically modified or changed herein, the terms and conditions of the Agreement shall remain in effect. In the event of a conflict or inconsistency between the terms and conditions contained in this Amendment and the Agreement, the terms and conditions contained in this Amendment shall prevail. Capitalized terms not specifically defined in this Amendment shall have the meanings set forth in the Agreement.

A.	The following definitions are added to Section 1 (Definitions).

1.18	Per Use License shall mean a license to use the Per Use Software either to: (i) migrate (i.e., upgrade) a single personal computer from one operating system (and associated applications) to another operating system (with the same and/or new applications), or (ii) migrate (i.e., transfer) user files, directories and desktop, network and application settings on and from a single personal computer to a different personal computer, or (iii) perform an inventory to identify software and/or hardware on a single personal computer. In any case, a license will be used (or “consumed”) upon the completion of one of the above tasks, and a new license will be required (and a new license fee paid) to perform any additional tasks. Dell shall pay the license fee set forth in Exhibit A-4 for each license consumed.

1.19	Per Use Software shall mean the binary code format of the Licensor software products set forth in Exhibit A of this Amendment.

1.20	Managed Services shall mean computer management services (such as hardware support and maintenance, updating and migrating systems including applications, settings and data, and move, add, change, type activity) provided by Dell to a customer pursuant to a written agreement between Dell and such customer.

1.21	Exhibit A-4 shall mean the Exhibit attached hereto to this Amendment that sets forth the Per Use Software and the accompanying license fees.

B.	The following paragraph is added to Section 2 (Object Code License with Source Code Escrow Provisions).

2.15	Subject to the terms and conditions of this Amendment and Dell’s payment of all license fees due, Licensor grants to Dell and Dell accepts a worldwide, nonexclusive, nontransferable license to use the Per Use Software under a Per Use License for the purpose of providing Managed Services to its customers. Dell shall not use the Per Use Software for any other purpose. Dell may use and copy the written documentation provided with the Per Use Software, if any, but only as reasonably necessary to facilitate the licensed use of the Per Use Software. Certain Per Use Software may have a client component that will need to run on a customer’s computer(s) to perform the Managed Services. Such use shall be permitted and deemed a part of the applicable licenses under this Amendment, provided that such client component and all use and copying thereof are subject to the terms of this Amendment and each customer’s compliance therewith. Dell may sublicense the foregoing license rights to its subcontractors; provided, however, Dell shall remain responsible for payment of all license fees dues hereunder and Dell shall either: (a) enter into written agreements by which such subcontractors will agree to comply with the terms of this Amendment and which entitle Altiris to enforce its terms as a third party beneficiary or in the name of Dell, or (b) assume full responsibility for any action of such subcontractor that would constitute a breach of this Amendment to the same extent it is responsible and liable hereunder had it been Dell’s breach.

2.16	Dell shall not: (a) create derivative works of the Per Use Software, or (b) rent, lease, sublicense, timeshare, or allow third parties to copy, access or use the Per Use Software, except as explicitly set forth in this Amendment. Licensor reserves all rights in and to the Per Use Software not expressly permitted in this Amendment. Licensor does not assign ownership of any of its intellectual property under this Amendment.

C.	The following sections are added to Section 3 (Compensation).

3.5	Within ten (10) days after the end of each calendar month, Dell shall submit to Licensor a report (the “Per Use Report”) in a mutually agreed to form that references this Amendment and contains at least the following information: (i) the Per Use Software licenses consumed during the immediately preceding month and (ii) the applicable license fees due.

3.6	All license fees for the Per Use Software shall be due and payable within thirty days (30) from the end of each Dell fiscal quarter and shall be accompanied by a report indicating the number of Per Use licenses consumed by Dell during the corresponding quarterly period and the corresponding license fee due Licensor.

3.7	Altiris reserves the right to modify or change the license fee of any of the Per Use Software set forth in Exhibit A-4 at the beginning of any Renewal Term (as set forth in Section 9.6). The basis for calculating license fees (e.g., number of nodes, consumption of nodes, users, and so forth) can also be changed by Licensor by a similar notice and may be different for different products of the Per Use Software. Licensor agrees to honor the prior pricing levels for any written quotation or bids Dell has outstanding at the time Dell is notified of any increase in the pricing, but only if an order based on such quotations or bids are placed with Licensor within sixty days of the date that the notice of a price increase is given to Dell. The Parties acknowledge that major customer project opportunities may require the granting of fixed pricing levels for the term of the project, and agree to negotiate in good faith, on a case by case basis, special pricing for those opportunities; however, neither Party is required to accept any special pricing that is unacceptable to it.

3.8	During the term of this Amendment and for a period of two (2) years thereafter, Dell will maintain complete records showing (i) amounts due and paid under this Amendment, and (ii) the use, copying and deployment of the Per Use Software. Licensor will have the right, at its expense and upon a mutually agreed schedule, to audit Dell’s records reflecting use, copying and deployment of the Per Use Software. Any audit may be conducted by Licensor or its authorized representatives, will not interfere unreasonably with Dell’s business activities, and will be conducted no more than once per calendar year, unless a previous audit has disclosed a material discrepancy. If the audit irrefutably shows Dell understated actual use, deployment or copying of the Per Use Software or otherwise underpaid amounts owing, Dell will immediately pay Licensor all amounts owing, subject to Dell’s right at all times to have a full opportunity to refute or correct any such conclusions. Licensor will use information received during an audit solely for the purposes of this Amendment and its enforcement and will otherwise maintain the confidentiality of such information.

D.	The following section is added to Section 5 (Support, Training and Maintenance).

5.6	Nothing in this Amendment entitles Dell to any support for the Per Use Software Any support or other services will be made available to Dell as agreed upon and described in a separate services agreement signed by both Parties.

E.	The following section is added to Section 9 (Term and Termination of Agreement).

9.6	This Amendment will commence upon its Effective Date and will continue in force for a period of one (1) year (the “Initial Term”), unless earlier terminated for breach as provided herein. Upon the expiration of the Initial Term, this Amendment will automatically renew for successive one (1) year terms (each, a “Renewal Term”) unless and until either party provides at least thirty (30) days’ written notice of non-renewal prior to the end of the term. Without waiving or limiting any rights or remedies, either Party may terminate this Amendment at any time upon providing thirty (30) days’ prior written notice to the other.

9.7	Upon termination of this Amendment, Dell shall immediately: (i) discontinue all use of the Per Use Software licensed hereunder, and (ii) return to Licensor or erase all copies of such Per Use Software. At Licensor’s request, Dell shall provide Licensor with written certification that Dell has complied with (i) and (ii) above. Notwithstanding the foregoing, Dell may continue to use any Per Use Software for which the applicable license fee has been paid but for which a license has not yet been consumed pursuant to Section 1.18. Additionally, in the event Licensor provides written notice of termination of this Amendment under Section 9.6, Licensor shall provide Dell with an opportunity during such thirty (30) day written notice period to make an advance, non-refundable, purchase of additional licenses of the Per Use Software to be used by Dell (or its licensed subcontractors) and consumed during on-going Managed Services projects that will be completed after termination of this Amendment. Termination of this Amendment will not affect any pre-termination obligation of either Party hereunder and any such termination is without prejudice to the enforcement of any un-discharged obligations existing at the time of termination. Regardless of any other provision of this Amendment, neither party will be liable by reason of the termination of this Agreement for compensation, reimbursement, or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or other commitments made in connection with such other party’s business or otherwise.

9.8	Sections 2.16, 3.8, 7.1-7.5, 8.1-8.2, 9.7, 10.1-10.2, 11.1 and any other provision of this Amendment which by its nature extends beyond the termination of this Amendment, will survive and remain in effect.

G.	Sections 2.4, 2.7, 3.5, 7, 8, 10, and 12.13 shall apply to Per Use Software in the same manner that it applies to Licensor Applications.

Agreed and Accepted:		Agreed and Accepted:
DELL PRODUCTS L.P.		ALTIRIS, INC.

By:	/s/ Timothy D. Webb	By:	/s/ Rob Wellman
Printed Name:	Timothy D. Webb	Printed Name:	Rob Wellman
Title:	Director, General Procurement	Title:	VP Strategic Alliances
Date:	July 21, 2004	Date:	July 14, 2004

Reviewed by Altiris Legal By: Eric Gardanier Date: 7/14/04

EXHIBIT A-4

PER USE SOFTWARE AND FEES

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[*]	This provision is the subject of a Confidential Treatment Request.